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                                   Agreement


     WHEREAS, Battle Mountain Gold Company (the "Company") established and maintains the Battle Mountain Gold Company Supplemental Executive Retirement Plan, effective March 1, 1995 ("SERP"); and

     WHEREAS, the SERP provides that it replaces for the employee signing below (the "Employee"): (1) the Battle Mountain Gold Company Executive Supplemental Retirement Income Plan, which was effective January 1, 1987 (the "Prior Plan"), and (2) the Executive Supplemental Retirement Income Agreement between the Company and Employee (the "Prior Agreement"); and that benefits may not be paid under both the Prior Agreement and the SERP; and

     WHEREAS, the Company and the Employee wish to express their agreement to the SERP, but to modify the Company's right to amend and terminate the SERP with respect to the Employee to reflect the provisions set forth in the Prior Plan.

     NOW, THEREFORE, the parties agree that effective March 1, 1995, the Prior Agreement terminated and the Employee stopped participating in the Prior Plan and became a participant in the SERP and that notwithstanding anything to the contrary in the SERP, the benefits promised to the Employee under the SERP cannot be modified, amended or terminated except by a writing executed by both the Company and the Employee.

     IN WITNESS WHEREOF, the Company and Employee have caused this Agreement to be executed on this ______ day of September, 1995, to be effective on March 1, 1995.

                                    BATTLE MOUNTAIN GOLD COMPANY


_________________________________    By:_________________________________
Employee Name, Employee